EXHIBIT 99.1

Immunomedics Announces Fiscal 2007 Results

MORRIS PLAINS, N.J., Sept. 13, 2007 (PRIME NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported revenues of $0.8 million and a net loss of $4.6 million, or $0.06 per share, for the fourth quarter of fiscal year 2007, which ended June 30, 2007. This compares to revenues of $2.2 million and a net loss of $5.6 million, or $0.10 per share, for the same period last year. Revenues for the three-month period ended June 30, 2007 were impacted by the Company's decision beginning in the third quarter of fiscal year 2007 to suspend the recognition of deferred revenues derived from the May 2006 agreement with UCB. The impact of lower revenues was more than offset by the benefit of reduced operating expenses in 2007 primarily due to reduced professional and legal expenses and lower clinical trial expense associated with the transfer of the Phase III clinical trials to UCB. Interest expense declined in 2007 as a result of the conversion of the 5% convertible notes. In addition, higher interest income was earned in fiscal 2007 on the $22.3 million net proceeds of common stock sales in May 2007.

For fiscal year 2007, the Company reported revenues of $8.5 million and a net loss of $16.7 million, or $0.26 per share. This compares to revenues of $4.4 million and a net loss of $28.6 million, or $0.52 per share, for fiscal year 2006. Higher revenues for the 2007 fiscal year primarily came from the recognition of deferred revenue from the UCB agreement for the first six months of fiscal year 2007, combined with increased European sales of LeukoScan and higher interest income. Lower operating expenses in 2007 resulted from lower spending for clinical trials, reduced professional and legal expenses and lower interest expenses resulting from the conversion of the 5% convertible notes. Interest income was higher in 2007 as a result of the proceeds received from common stock sale in May 2007 and cash payments from the UCB Agreement in May 2006. At June 30, 2007, the Company had $46.2 million in cash and liquid securities. Effective June 30, 2007, the Company changed its method of accounting for collateral assignment split-dollar life insurance arrangements to conform to the recent pronouncement by the Financial Accounting Standards Board, (EITF 06-10). The early adoption of this accounting standard by the Company resulted in retroactive adjustments to the Company's prior periods financial statements as permitted by the new accounting rule.

"We are pleased that for this fiscal year, we were able to maintain our cash burn rate at our expected level while expanding our core R&D activities to include the development of new antibodies and formulations, and initiating studies in new disease indications," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "Our business strategy involves the testing of products through the early phases of clinical studies. Certain products that meet our safety and activity criteria will be out-licensed to corporate partners for further clinical development and commercialization. Discussions continue with potential corporate partners for Phase III development and commercialization of veltuzumab for all indications. The next product in our pipeline, 90Y-hPAM4, in clinical trials for the therapy of patients with pancreas cancer, may present an opportunity for commercialization by us," he further commented.

Other developments of note during the fourth quarter of fiscal year 2007 were:

 * In UCB's half-year 2007 financial results presentation and conference call, UCB S.A. confirmed their commitment to the clinical development program of epratuzumab while further optimizing its manufacturing process.  UCB also confirmed that some patients who benefited from receipt of epratuzumab in the ALLEVIATE trials are continuing to receive treatment. An update on epratuzumab's clinical program by UCB is expected during the fourth quarter of calendar year 2007.

 * The Company presented at the 43rd Annual Meeting of the American
   Society of Clinical Oncology new and follow-up results from Phase
   I/II studies with veltuzumab in non-Hodgkin's lymphoma patients, and results from a pilot study with epratuzumab in children with acute lymphoblastic leukemia.  The Company and its subsidiary, IBC
   Pharmaceuticals, Inc., also introduced a novel bispecific antibody construct for nuclear imaging of pancreatic cancer.

 * At the 54th Annual Meeting of the Society of Nuclear Medicine, the
   Company presented results from a Phase II study with
   131I-labetuzumab in colorectal cancer patients with liver
   metastases, and initial clinical results from a Phase I study with
   hPAM4 in patients with unresectable and metastatic pancreatic cancer.  The Company and its subsidiary, IBC Pharmaceuticals, Inc., also reported results from pre-targeting studies using novel bispecific antibodies.

 * The Company presented updated results from a Phase I/II study with
   90Y-labeled epratuzumab in patients with non-Hodgkin's lymphoma at the 12th Congress of European Hematology Association.

 * At the 2007 Annual Meeting of the American Association for Cancer
   Research, the Company presented results on the in vitro and in vivo evaluation of Rap-hRS7 for the potential treatment of prostate and lung cancers, and reported the antigen targeted by hPAM4 antibody is expressed in early stage pancreatic cancer specimens.

 . The Company's common stock joined the Russell 3000(r) Index on
   June 22, 2007.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have exclusively licensed our lead product candidate, epratuzumab, to UCB (www.ucb-group.com) for the treatment of all autoimmune disease indications worldwide. Epratuzumab's most advanced program is for the treatment of systemic lupus erythematosus (SLE). At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. The Company is conducting clinical trials with veltuzumab in patients with non-Hodgkin's lymphoma, epratuzumab as a potential therapeutic for patients with lymphoma and leukemia, 90Y-epratuzumab for the therapy of patients with lymphoma, 90Y-hPAM4 for pancreas cancer therapy and milatuzumab as a therapy for patients with multiple myeloma. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pre-targeting methods. For additional information on us, please visit our web site at http://www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partner for the further development of epratuzumab for autoimmune indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                       IMMUNOMEDICS, INC.
              Condensed Consolidated Balance Sheets

                                           June 30,         June 30,
                                            2007              2006
                                        ------------      ------------
                                                          As Adjusted
 ASSETS
 Current Assets:
   Cash and cash equivalents            $ 19,088,089      $ 40,877,766
   Marketable securities                  27,145,320           948,820
   Accounts receivable                       708,212           498,612
   Inventory                                 307,909           541,030
   Other current assets                      716,022           602,736
   Restricted securities                   1,275,200         1,275,200
                                        ------------      ------------
                                          49,240,752        44,744,164

 Property and equipment, net               7,307,685         8,496,060
 Value of life insurance policies          3,618,538         2,461,427
 Restricted securities                            --         1,275,200
 Other long-term assets                       31,264         1,264,992
                                        ------------      ------------
                                        $ 60,198,239      $ 58,241,843
                                        ============      ============

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
   Current liabilities                   $  6,819,432     $ 19,035,185
   Long-term debt                                  --       29,525,377
   Deferred revenues - long-term portion   31,145,385       25,810,769
   Other liabilities                        1,826,885        1,116,817
   Minority interest                           76,126          182,000
   Stockholders' equity (deficit)          20,330,411      (17,428,305)
                                         ------------     ------------
                                         $ 60,198,239     $ 58,241,843
                                         ============     ============

          Condensed Consolidated Statements of Operations

                     Three Months Ended             Year Ended
                         June 30,                    June 30,
                    2007          2006          2007          2006
                --------------------------  --------------------------
                               As Adjusted                 As Adjusted

 Revenues:
   Product
     sales      $    830,923  $    568,562  $  2,991,069  $  2,253,748
   License fee
     and other
     revenues          7,215     1,583,529     5,380,658     1,830,460
   Research &
     development          --            --       134,285       268,570
                ------------  ------------  ------------  ------------
 Revenues            838,138     2,152,091     8,506,012     4,352,778

 Costs and
   Expenses        5,820,006     7,514,377    24,207,516    28,699,170
                ------------  ------------  ------------  ------------
 Operating Loss   (4,981,868)   (5,362,286)  (15,701,504)  (24,346,392)

 Interest and
   Other Income      520,935      (220,149)   (1,351,901)   (4,704,499)
                ------------  ------------  ------------  ------------
 Net Loss before
   Income Tax
   Expense        (4,460,933)   (5,582,435)  (17,053,405)  (29,050,891)

 Income Tax
   (Expense)
   Benefit          (162,232)      (23,935)      397,491       490,415
                ------------  ------------  ------------  ------------
 Net Loss       $ (4,623,165) $ (5,606,370) $(16,655,914) $(28,560,476)
                ============  ============  ============  ============
 Net Loss per
   Common Share,
   Basic and
   Diluted      $      (0.06) $      (0.10) $      (0.26) $      (0.52)
                ============  ============  ============  ============
 Weighted average
   number of
   common
   shares
   outstanding    72,948,563    57,241,618    63,277,095    55,263,365
                ============  ============  ============  ============

CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor Relations &
            Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com